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                                  EXHIBIT 5.1
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HOLLAND & KNIGHT

400 North Ashley Drive, Suite 2300
P.O. Box 1288 (ZIP 33601-1288)
Tampa, Florida 33602-4300

813-227-8600
FAX 813-229-0134


June 30, 1995

Paxson Communications Corporation
18401 U.S. Highway 19 North
Clearwater, Florida 34624

        Re:     Registration Statement on Form S-8

Gentlemen:

        We refer to the Registration Statement (the "Registration Statement") on Form S-8, filed today by Paxson Communications Corporation (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 2,143,575 shares (the "Shares") of the authorized Class A Common Stock, par value $.001 per share, of the Company being offered to certain employees of the Company pursuant to the Company's Stock Incentive Plan (the "Plan").

        In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

        Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the Plan, duly authorized, validly issued, and fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        HOLLAND & KNIGHT

                                        By:  /s/ Michael L. Jamieson
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                                           Michael L. Jamieson

MLJ/ccm